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Exhibit 23.01

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-55244) pertaining to the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of GRIC Communications, Inc. and in the Registration Statement (Form S-8 No. 333-92837) pertaining to the 1999 Equity Incentive Plan, the 1999 Employee Stock Purchase Plan, the 1997 Stock Option Plan and the 1995 Stock Option Plan of GRIC Communications, Inc., of our report dated January 24, 2002 with respect to the consolidated financial statements and schedule of GRIC Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

San Jose, California
February 26, 2002

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  Exhibit 23.01